EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements pertaining to the 1998 Stock Option Plan of GlobalSCAPE, Inc. (Form S-8 No. 333-61160), pertaining to the 2000 Stock Option Plan (Form S-8 No. 333-61180) and pertaining to the 2006 Non-Employee Directors Long-Term Equity Incentive Plan (Form S-8 No. 333-145771) of GlobalSCAPE, Inc. of our report dated March 21, 2008 (August 28, 2008 as to note 10) with respect to the financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) as of December 31, 2007, and for the year ended December 31, 2007.

/s/ PMB Helin Donovan, LLP
Austin, Texas March 30, 2009